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EXHIBIT 4.11

                               FIRST AMENDMENT TO
                          REGISTRATION RIGHTS AGREEMENT

         THIS FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this "First Amendment") is made and effective as of the effective date set forth on the signature page hereof, by and between BIOGAN INTERNATIONAL, INC., a Delaware corporation (the "Company"), and THOMSON KERNAGHAN & CO., LIMITED, a Canadian limited liability company (the "Investor").

                                 R E C I T A L S

         A. The Company entered into a Registration Rights Agreement dated March 8, 2000 (the "RRA") with CALP II, a Bermuda limited partnership ("CALP II"), and Carbon Mesa Partners, LLC, a Nevada limited liability company ("Carbon Mesa").

         B. On June 1, 2000, CALP II assigned all of its right, title and interest in the RRA to the Investor.

         C. The Company has failed to meet some of its obligations under the terms of the RRA and is, therefore, liable for certain Late Filing Penalties and Late Effective Date Penalties (as those terms are defined in Section 2(b) of the RRA). As of the date hereof, the aggregate amount of penalties claimed by the Investor to be due from the Company in connection with such failures is $956,450 (the "Outstanding Penalties").

         D. The Company is also in default under the terms of the 8% Secured Convertible Debenture Due February 28, 2002 issued by the Company to CALP II (and later assigned by CALP II to Investor) on or about March 30, 2000 (the "Debenture"). Concurrently with the execution of this First Amendment, the Company and the Investor are entering into the First Amendment to 8% Secured Convertible Debenture due February 28, 2002 ("Debenture Amendment") in connection with such defaults.

         E. The Company and the Investor desire to settle all of their disagreements concerning the Company's defaults under the terms of the RRA and the Debenture, and to amend the RRA on the terms and conditions set forth herein.

                                A G R E E M E N T

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

         1. PAYMENT BY COMPANY TO INVESTOR.

                  (a) The Debenture Amendment shall amend the Debenture to increase the principal amount by Six Hundred Fifty Thousand Dollars ($650,000) (the "Settlement Amount"), as full settlement for the outstanding defaults and Outstanding Penalties under the RRA. The Settlement Amount shall be payable according to the terms and conditions of the Debenture Amendment, and the conversion price for the Settlement Amount, as calculated under the terms of the Debenture Amendment, shall not be less than $0.025 per share.


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                  (b) On or before September 30, 2001, the Company shall pay to the Investor Six Hundred Ninety Dollars ($690) as reimbursement for fees associated with the lapsed letter of credit.

         2. WAIVER OF DEFAULTS BY INVESTOR.

                  (a) Section 2(a) of the RRA is hereby amended to delete the 30-day and 120-day time period requirements contained in Section 2(a) relating to the filing and effectiveness of a registration statement covering the Registrable Securities (as defined in the RRA).

                  (b) Investor hereby waives all rights to enforcement and any remedies under the RRA including, but not limited to, rights to collect the Outstanding Penalties, pursuant to Section 2(b) of the RRA that existed or may exist prior to, as of and after the date of this First Amendment. Section 2(b) of the RRA is hereby amended and restated to read in its entirety as follows:

                           "(b) PAYMENTS BY THE COMPANY.

                                    (i) On or prior to November 30, 2001, the
                  Company shall (x) file with the Securities and Exchange Commission (the "SEC") any and all securities filings required to be filed with the SEC by the Company under the Securities Exchange Act of 1934, as amended (the "1934 Act"), including, but not limited to, any and all filings that were or are required to be filed by the Company with the SEC under the 1934 Act prior to the date hereof (collectively, the "Securities Filings") and (y) secure and maintain exchange or NASD's OTC Electronic Bulletin Board authorization and quotation for its common stock ("Relisting").

                                    (ii) On or prior to January 31, 2002 (the
                  "Required Filing Date"), the Company shall file a registration statement with SEC on Form SB-2 (the "Registration Statement"), which Registration Statement shall include, inter alia, the registration of (w) the 13,200,000 shares of the Company's common stock issuable to the Investor upon conversion of the 1,100 shares of the Company's Series A Convertible Preferred Stock held by the Investor (which shall be converted as soon as reasonably possible in accordance with the terms of the Certificate of Designation covering the Company's Series A Convertible Preferred Stock), (x) the 2,500,000 shares of the Company's common stock issued to the Investor pursuant to the Debenture Amendment, (y) the Warrant Shares, and (z) the Conversion Shares. The Registration Statement also shall cover such indeterminate number of additional shares of common stock as may necessary to prevent dilution resulting from stock splits or stock dividends.

                                    (iii) If the Company fails to comply with
                  its obligations under Section 2(b)(i) or Section 2(b)(ii) of this Agreement, then the principal amount of the Debenture shall be increased in an amount equal to Fifty Thousand Dollars ($50,000) for each period of thirty (30) calendar days that the Company has not complied in full with the requirements of Section 2(b)(i) and/or Section 2(b)(ii) (the "Default Penalties"), up to a maximum amount equal to the $350,000 (the "Maximum Penalty"). Any and all Default Penalties incurred pursuant to this Section 2(b)(iii) shall be added to the principal amount of the Debenture and shall be payable and convertible according to the same terms and conditions as the Settlement Amount. In no event shall the aggregate increase in the principal amount of the Debenture due to the Settlement Amount and the Default Penalties exceed One Million Dollars ($1,000,000). The remedy provided in this

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                  Section 2(b)(iii) shall be in lieu of any other remedies
                  otherwise available under the Transaction Agreements with respect to the Company's obligations to make the Securities Filings or other filings under the 1934 Act, to obtain Relisting and to file, obtain and maintain effectiveness of the Registration Statement; provided, however, that the Investor retains its right under Section 15 of the Debenture to declare the Debenture immediately due and payable if an Event of Default occurs under Section 15(k) or Section 15(m) of the Debenture.

         3. OTHER AMENDMENTS TO THE RRA.

                  (a) Section 10 of the RRA is hereby amended and restated to read in its entirety as follows:

                           "10. AMENDMENT OR WAIVER OF RIGHTS. Any provision of
                  this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors who beneficially own collectively eighty percent (80%) of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Investor and the Company."

                  (b) Section 11(b) of the RRA is hereby amended to reflect that the address for notices to the Investors is:

                           c/o Thomson Kernaghan & Co., Limited
                           120 Adelaide Street West, Suite 1600
                           Toronto, Ontario M5H 1T1

         4. MISCELLANEOUS.

                  (a) All other terms and provisions of the RRA not expressly modified by this First Amendment shall remain in full force and effect; provided, however, that to the extent any provisions of the RRA or any of the other Transaction Agreements (as defined in the Securities Purchase Agreement) are in conflict with the provisions of this First Amendment, the provisions of this First Amendment shall control.

                  (b) This First Amendment, along with the other Transaction Agreements and the Debenture Amendment, shall constitute and contain the complete understanding and agreement of the parties hereto, and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements, whether written or oral, between the parties with respect to the subject matter hereof.

                  (c) The parties acknowledge and agree that this First Amendment is binding upon Carbon Mesa in accordance with Section 10 of the RRA.



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         IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of the date upon which this First Amendment has been executed by both signatories to this First Amendment.

Dated: September 24, 2001                       BIOGAN INTERNATIONAL, INC.


                                                By: /S/ G. Laverdiere
                                                    ----------------------------
                                                    Its: President
                                                         -----------------------



Dated: September 24, 2001                       THOMSON KERNAGHAN & CO., LIMITED


                                                By: /S/ Gregg Badger
                                                    ----------------------------
                                                    Its: Sr. VP & Director
                                                         -----------------------